Exhibit (d)(20)

Amendment to

Investment Advisory Contract

between

Marshall Funds, Inc.

and M&I Investment Management Corp.

This Amendment to the Investment Advisory Contract between Marshall Funds, Inc. and M&I Investment Management Corp. (the “Adviser”) is made and entered into as of the 15th day of December, 2008.

Effective December 15, 2008, the following breakpoint schedule for the investment advisory fee payable to the Adviser shall take effect with respect to the portfolios listed below.

	Annual Investment Advisory Fee As a Percentage of Each Portfolio’s Aggregate Daily Net Assets
Fund	on the first $500 million	on the next $200 million	on the next $100 million	in excess of $800 million
Emerging Markets Equity Fund	1.00%	0.99%	0.95%	0.90%
Corporate Income Fund	0.25%	0.24%	0.15%	0.10%
Core Plus Bond Fund	0.25%	0.24%	0.15%	0.10%

Marshall Funds, Inc.

By:	/s/ John M. Blaser
Name:	John M. Blaser
Title:	President

M&I Investment Management Corp.

By:	/s/ Timothy M. Bonin
Name:	Timothy M. Bonin
Title:	Vice President